Exhibit 99.2

American Eagle Outfitters, Inc.
July 2010

Recorded Sales Commentary dated August 5, 2010

Good morning and welcome to the American Eagle Outfitters July 2010 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended July 31st, 2010 increased 2% to $219 million compared to $215 million for the four weeks ended August 1, 2009. Consolidated comparable store sales were flat, compared to an 11% decrease for the same period last year.

Within the AE brand, men's comps decreased slightly, and women's comps were flat to last year. Wear-now categories, including shorts performed the best. This was driven, in part, by the change of the early July promotional event from AE jeans last year to a shorts promotion this year.

Overall store traffic declined slightly. An improved conversion rate drove a high single-digit increase in the number of transactions compared to last year. However, a high single-digit decline in the average unit retail price caused a lower average transaction value. Importantly, we continued to move through remaining summer merchandise, ending the quarter with clearance inventory down to last year.

An update to the floor-set arrived in stores this week, providing newness for peak August back-to-school shopping.

Now an update on share buy backs. During the month, we repurchased an additional 3.3 million shares, bringing the year-to-date total to 14 million shares for a total cost of $192 million.

We now expect second quarter adjusted earnings to be in the range of $0.12 to $0.13 per diluted share, which is consistent with our prior guidance. This compares to adjusted EPS of $0.18 last year. This guidance excludes $0.13 of estimated closing charges and an operating loss related to MARTIN+OSA. It also excludes the potential impact of investment security charges.

We will announce second quarter earnings on Wednesday, August 25 and management will host a conference call at 9:00 am. To listen to the call, please dial 877-407-0789. Thank you for your continued interest in American Eagle Outfitters.